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                                                              Exhibit (a)(1)(ii)

                          THE SPORTS AUTHORITY, INC.

                      ELECTION TO TENDER ELIGIBLE OPTIONS
                  PURSUANT TO THE OFFER TO PURCHASE OPTIONS,
                            DATED SEPTEMBER 7, 2001


TO:      The Sports Authority, Inc.
         3383 N. State Road 7
         Ft. Lauderdale, Florida 33319
         Attention: Rosanne Mathews,
         Director of Compensation and Benefits

     I have received and read the Offer to Purchase Options, dated September 7, 2001, and this Election to Tender Eligible Options (the "election form" which, together with the Offer to Purchase Options, as they may be amended from time to time, constitutes the "offer"). All terms used in this election form but not defined shall have the meaning ascribed to them in the Offer to Purchase Options.

     I understand and acknowledge that:

         . Subject to the terms and conditions of the offer, I may tender my eligible options to The Sports Authority for a cash payment (minus tax withholding), as set forth in the table on page 3, prior to the expiration of the offer at 5:30 p.m., Eastern Time, October 5, 2001.

         . The Sports Authority's acceptance of the eligible options that I have tendered pursuant to the offer will constitute a binding agreement between The Sports Authority and me upon the terms and subject to the conditions of the offer. Upon The Sports Authority's acceptance of the eligible options that I have tendered pursuant to the offer, the eligible options shall be purchased and cancelled, and I shall have no right to purchase stock under the terms and conditions of such options after the date of The Sports Authority's acceptance.

         . I have certain rights pursuant to the terms and conditions of the offer to withdraw any eligible options that I tender.

         . Under the circumstances set forth in the offer, The Sports Authority may terminate or amend the offer and postpone its purchase and cancellation of my tendered options.

         . The cash payment will be made to me for my properly tendered options that have not been properly withdrawn promptly following the acceptance by The Sports Authority upon the expiration of the offer and the satisfaction of all of the conditions to the offer.
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         .    The cash payment will represent ordinary income, and that the amount of the cash payment actually delivered to me will reflect tax withholdings by The Sports Authority.

         . The Sports Authority has advised me to consult with my own advisors as to the consequences of participating or not participating in the offer.

         If you wish to tender any of your eligible options, initial, sign and date pages 3 and 4 of this election form, then detach and return those pages to the following address no later than the expiration date:

                          The Sports Authority, Inc.
                             3383 N. State Road 7
                         Ft. Lauderdale, Florida 33319
                          Attention: Rosanne Mathews,
                     Director of Compensation and Benefits
                                (954) 535-3124

         Please direct any questions or requests for assistance, as well as requests for additional copies of the Offer to Purchase Options or this election form, to Rosanne Mathews at the above address and telephone number.

The method by which you deliver any required document is at your option and risk, and the delivery will be made only when actually received by The Sports Authority, including by means of hand delivery to Rosanne Mathews at the above address. If you elect to deliver your documents by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery.

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

                      ELECTION TO TENDER ELIGIBLE OPTIONS

                           BY [Insert Employee Name]

          According to the records of The Sports Authority, the following option grants have been made to you and remain outstanding in the amounts indicated. If you have any questions regarding the grants listed below or the amount of options outstanding, please contact Rosanne Mathews at (954) 535-3124.

          To tender a particular grant, initial the tender box in the far right-hand column. A tender of a grant will not be accepted unless the box to the right of that grant is initialed.

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                                              Total Number         Cash Payment        Total Cash       I Hereby Tender
           Date of      Exercise Price      of Outstanding          Per Option         Payment Per       the Following
           Eligible       of Options            Options          Subject to Grant         Grant         Eligible Option
         Option Grant   Subject to Grant    Subject to Grant                                                Grants (2)
                                                  (1)
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   1
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   2
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   3
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   4
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   5
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

     (1) Represents the total number of shares for which the option grant remains outstanding (i.e., the total number of shares for which the option has not been exercised). For each grant you specify, you must tender all outstanding options subject to that grant. Partial tenders of a given grant will not be accepted.

     (2) Please initial the box next to each grant that you elect to tender. Do not place any marks next to grants that you do not elect to tender.

         By signing and returning this election form, I represent and warrant to The Sports Authority that:

         . I have full power and authority to tender the eligible options for purchase and cancellation and that, when and to the extent such eligible options are accepted by The Sports Authority, the eligible options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, other than pursuant to the applicable option agreements, and such eligible options will not be subject to any adverse claims.

         . Upon request, I will execute and deliver any additional documents deemed by The Sports Authority to be necessary or desirable to complete the purchase and cancellation of the eligible options that I am tendering.



____________________________________        Date: ______________________, 2001
Signature of Eligible Holder


This election form must be signed by the eligible holder of the eligible options. The Sports Authority will not accept any alternative, conditional or contingent elections.

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